Filed Pursuant to Rule 424(b)(3) File No. 333-141381

PROSPECTUS SUPPLEMENT NO. 1 To Prospectus dated November 9, 2007, declared effective November 19, 2007

50,958,333 Shares

CHINA MEDIA GROUP CORPORATION

Second Amendment Agreement

This Prospectus Supplement No. 1, dated January 4, 2007, supplements our prospectus dated November 9, 2007, relating to the offer of up to 50,958,333 shares of our common stock in connection with the Equity Line of Credit Arrangement with Tailor-Made Capital Ltd. ("TMC").

On December 20, 2007, the maturity date for the repayment of interest and the First Tranche Debenture, both the Company and TMC agreed to enter into a Second Amendment Agreement (the "SAA") on January 4, 2008 to amend and restate the terms of the First Tranch Debenture as follows:

* To postpone the repayment of the First Tranche Debenture (interest and principal amount) from December 20, 2007 to March 28, 2008; and

* The Company shall issue 2,631,579 restricted shares to TMC in consideration for the postponement of the repayment of the First Tranche Debenture.

You should read this Prospectus Supplement No. 1 in conjunction with the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes information contained in the Prospectus.

The date of this prospectus supplement is January 7, 2008